Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2017 Second Quarter Results

Second quarter highlights

•	GAAP diluted net earnings per share increase 15.3 percent from the year-ago quarter, to $0.98; Adjusted diluted net earnings per share increase 3.8 percent to $1.36, up 6.1 percent on a constant currency basis

•	GAAP net earnings attributable to Walgreens Boots Alliance increase 14.0 percent, to $1.1 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increase 3.7 percent to $1.5 billion, up 6.2 percent on a constant currency basis

•	Sales decrease 2.4 percent to $29.4 billion, increase 0.9 percent on a constant currency basis

•	GAAP operating income decreases 20.5 percent to $1.5 billion; Adjusted operating income decreases 4.9 percent to $2.0 billion, down 2.7 percent on a constant currency basis

•	GAAP net cash provided by operating activities was $2.9 billion, an increase of $504 million from the year-ago quarter; Free cash flow was $2.6 billion, an increase of $560 million

•	Cost transformation program achieves $1.5 billion cost savings target

Share repurchase program

•	Company authorizes $1 billion share repurchase program

DEERFIELD, Ill., 5 April 2017 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2017, which ended 28 February 2017.

Executive Vice Chairman and CEO Stefano Pessina said, “Our results this quarter were in line with our expectations despite some challenging conditions we faced in a number of markets. I am particularly pleased with the growth in pharmacy volume and market share in the Retail Pharmacy USA division, which saw the highest comparable prescription growth in more than seven years. At the same time, we continue to work toward gaining regulatory approval of the pending acquisition of Rite Aid Corporation by the end of July, consistent with the amended merger agreement announced in January.”

Overview of Second Quarter Results

Fiscal 2017 second quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 14.0 percent to $1.1 billion compared with the same quarter a year ago, while GAAP diluted net earnings per share increased 15.3 percent to $0.98 compared with the same quarter a year ago. The increases in GAAP net earnings and GAAP net earnings per share primarily reflect the reduction in the fair value of the company’s AmerisourceBergen Corporation warrants in the year-ago quarter, partially offset by higher costs related to the company’s cost transformation program in the quarter.

Adjusted fiscal 2017 second quarter net earnings attributable to Walgreens Boots Alliance1 increased 3.7 percent to $1.5 billion, up 6.2 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 3.8 percent to $1.36, up 6.1 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the second quarter were $29.4 billion, a decrease of 2.4 percent from the year-ago quarter, and an increase of 0.9 percent on a constant currency basis. Excluding the impact of the leap year in 2016, sales increased 2.2 percent on a constant currency basis.

GAAP operating income in the second quarter was $1.5 billion, a decrease of 20.5 percent from the same quarter a year ago, primarily due to costs related to the company’s cost transformation program. Adjusted operating income in the second quarter was $2.0 billion, a decrease of 4.9 percent from the same quarter a year ago, and a decrease of 2.7 percent on a constant currency basis.

GAAP net cash provided by operating activities was $2.9 billion in the second quarter, an increase of $504 million from the same quarter a year ago, and free cash flow was $2.6 billion, an increase of $560 million.

Overview of Fiscal 2017 First Half Results

Fiscal 2017 first half net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 3.6 percent to $2.1 billion compared with the same period a year ago, while GAAP diluted net earnings per share increased 3.7 percent to $1.94 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance1 for the first six months of fiscal 2017 increased 4.8 percent to $2.7 billion, up 7.1 percent on a constant currency basis, compared with the same period a year ago. Adjusted diluted net earnings per share for the first six months of fiscal 2017 increased 5.1 percent to $2.46, up 7.7 percent on a constant currency basis, compared with the same period a year ago.

Sales decreased 2.1 percent to $57.9 billion in the first six months of fiscal 2017 compared with the same period a year ago. On a constant currency basis, sales increased 1.0 percent.

GAAP operating income in the first half of fiscal 2017 was $2.9 billion, a decrease of 12.1 percent from the same period a year ago. Adjusted operating income in the first half of the fiscal year was $3.7 billion, a decrease of 2.5 percent from the same period a year ago, and a decrease of 0.3 percent on a constant currency basis.

GAAP net cash provided by operating activities was $3.4 billion in the first half of fiscal 2017, an increase of $297 million from the same period a year ago, and free cash flow was $2.7 billion, an increase of $315 million.

Cost Transformation Program

The company achieved $1.5 billion in savings from its previously announced cost transformation program ahead of schedule. The program is on track to be completed by the end of fiscal 2017, as previously announced. Accordingly, full program benefits will be recognized in subsequent periods. The company now expects total pre-tax charges associated with this program to its GAAP financial results will be approximately $1.8 billion, consistent with the upper end of the expected range when the expanded program was announced in April 2015.

Rite Aid Acquisition

As announced 30 January 2017, Walgreens Boots Alliance and Rite Aid Corporation entered into an amendment and extension of their merger agreement, which was originally announced 27 October 2015. Walgreens Boots Alliance continues to be actively engaged in discussions with the Federal Trade

Commission (FTC) regarding the pending acquisition, and the extension of the end date of the agreement to 31 July 2017 allows the parties additional time to obtain regulatory approval. The transaction is subject to approval by the holders of Rite Aid’s common stock, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

Walgreens Boots Alliance continues to expect that it will realize synergies from the acquisition of Rite Aid in excess of $1 billion, to be fully realized within three to four years of the closing of the merger. These synergies, as previously disclosed, are expected to be derived primarily from procurement, cost savings and other operational matters.

Share Repurchase Program

On 3 April 2017 the company authorized a share repurchase program for up to $1 billion of the company’s shares prior to the program’s expiration on 31 December 2017.

Company Outlook

The company maintained its guidance for fiscal 2017 and continues to expect adjusted diluted net earnings per share of $4.90 to $5.08.

As previously disclosed on 30 January 2017, the company no longer expects any material accretion from Rite Aid in fiscal 2017. Additionally, this guidance assumes current exchange rates for the rest of the fiscal year.

Comparability of Results

Second quarter and first half 2017 results are not directly comparable with the year-ago periods due to the leap year in 2016. Comparable sales and comparable prescription figures for the second quarter are adjusted for the leap year by excluding 29 February 2016 from the calculations.

Second Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had second quarter sales of $21.8 billion, an increase of 1.5 percent over the year-ago quarter. Sales in comparable stores increased 2.4 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 66.5 percent of the division’s sales in the quarter, increased 3.7 percent compared with the year-ago quarter. Comparable pharmacy sales increased 4.2 percent, primarily due to increased volume. The division filled 246.7 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 5.9 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 7.9 percent compared with the same quarter a year ago, primarily due to Medicare Part D growth and volume growth from previously announced strategic pharmacy partnerships. The division’s retail prescription market share on a 30-day adjusted basis in the second quarter increased approximately 100 basis points over the year-ago quarter to 20.4 percent, as reported by IMS Health. Reimbursement pressure and generics had a negative impact on comparable sales growth, which was partially offset by brand inflation.

Retail sales decreased 2.7 percent in the second quarter compared with the year-ago period, which includes the impact of the previously announced closure of certain e-commerce operations. Comparable retail sales were down 0.8 percent in the quarter, in what was a challenging market, with declines in the consumables and general merchandise category and the personal care category partially offset by solid growth in the health and wellness category and the beauty category.

GAAP gross profit decreased 0.3 percent compared with the same quarter a year ago and adjusted gross profit decreased 0.6 percent due to the impact of the leap day in 2016. A decrease in retail gross profit was partially offset by an increase in pharmacy.

GAAP second quarter selling, general and administrative expenses (SG&A) as a percentage of sales increased 1.0 percentage point compared with the year-ago quarter, primarily due to costs related to the cost transformation program. On an adjusted basis, SG&A as a percentage of sales decreased 0.1 percentage point in the same period.

GAAP operating income in the second quarter decreased 21.6 percent from the year-ago quarter to $1.1 billion. Adjusted operating income in the second quarter decreased 4.9 percent from the year-ago quarter to $1.6 billion.

Retail Pharmacy International:

Retail Pharmacy International had second quarter sales of $3.1 billion, a decrease of 14.5 percent from the year-ago quarter mainly due to currency translation. Sales decreased 1.9 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 0.9 percent compared with the year-ago quarter. Comparable pharmacy sales decreased 3.7 percent on a constant currency basis, primarily due to the negative impact of a reduction in pharmacy funding in the UK. Comparable retail sales increased 0.6 percent on a constant currency basis, reflecting growth in Boots in the UK, Republic of Ireland and Thailand.

GAAP gross profit decreased 16.3 percent compared with the same quarter a year ago, mainly due to currency translation. On a constant currency basis, adjusted gross profit decreased 4.0 percent, mainly due to the reduction in pharmacy funding in the UK and the impact of the leap day in the year-ago quarter.

GAAP SG&A as a percentage of sales increased 1.0 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased by 0.6 percentage point.

GAAP operating income in the second quarter decreased 33.8 percent from the year-ago quarter to $198 million, while adjusted operating income decreased 27.8 percent to $242 million, down 16.7 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had second quarter sales of $5.0 billion, a decrease of 10.6 percent from the year-ago quarter, mainly due to currency translation. On a constant currency basis, comparable sales increased 5.2 percent, which was behind the company’s estimate of market growth, weighted on the basis of country wholesale sales, due to challenging market conditions in continental Europe.

GAAP operating income in the second quarter was $165 million, which included $42 million from the company’s equity earnings in AmerisourceBergen, compared with $134 million in the year-ago quarter. Adjusted operating income increased 45.8 percent to $226 million, up 59.4 percent on a constant currency basis. Excluding $79 million in adjusted equity earnings from AmerisourceBergen, adjusted operating income was up 8.4 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, 5 April 2017. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 5 April 2017 through 12 April 2017, by calling +1 855 859 2056 within the USA and Canada, or +1 404 537 3406 outside the USA and Canada, using replay code 83158362.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the ability of the parties to satisfy the closing conditions (including, without limitation, approval by the holders of Rite Aid’s common stock and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and consummate the pending acquisition of Rite Aid and related matters (including the pending divestiture transaction to sell certain Rite Aid stores and assets to Fred’s, Inc.) on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid and related matters, and risks associated with changes in laws, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2016, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

In October 2016 Walgreens Boots Alliance received the United Nations Foundation Global Leadership Award for its commitment to the UN’s Sustainable Development Goals. The company also ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2016, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016
Sales	$29,446	$30,184	$57,947	$59,217
Cost of sales	21,885	22,317	43,270	43,931

Gross Profit	7,561	7,867	14,677	15,286
Selling, general and administrative expenses	6,124	6,007	11,810	11,958
Equity earnings in AmerisourceBergen	42	—	59	—

Operating Income	1,479	1,860	2,926	3,328

Other (expense)	(15)	(496)	(14)	(553)

Earnings Before Interest and Income Tax Provision	1,464	1,364	2,912	2,775

Interest expense, net	172	140	345	278

Earnings Before Income Tax Provision	1,292	1,224	2,567	2,497

Income tax provision	246	301	466	468
Post tax earnings from other equity method investments	16	9	28	20

Net Earnings	1,062	932	2,129	2,049

Net earnings attributable to noncontrolling interests	2	2	15	9

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$1,060	$930	$2,114	$2,040

Net earnings per common share:
Basic	$0.98	$0.86	$1.96	$1.88

Diluted	$0.98	$0.85	$1.94	$1.87

Dividends declared per share	$0.375	$0.360	$0.750	$0.720

Weighted average common shares outstanding:
Basic	1,079.7	1,080.2	1,080.9	1,084.6

Diluted	1,085.5	1,088.4	1,086.9	1,093.5

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In Millions)

	February 28,	August 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$11,822	$9,807
Accounts receivable, net	5,674	6,260
Inventories	9,230	8,956
Other current assets	783	860

Total Current Assets	27,509	25,883

Non-Current Assets:
Property, plant and equipment, net	13,528	14,335
Goodwill	15,214	15,527
Intangible assets, net	9,650	10,302
Equity method investments	6,164	6,174
Other non-current assets	440	467

Total Non-Current Assets	44,996	46,805

Total Assets	$72,505	$72,688

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$1,153	$323
Trade accounts payable	11,264	11,000
Accrued expenses and other liabilities	4,935	5,484
Income taxes	326	206

Total Current Liabilities	17,678	17,013

Non-Current Liabilities:
Long-term debt	17,758	18,705
Deferred income taxes	2,339	2,644
Other non-current liabilities	4,309	4,045

Total Non-Current Liabilities	24,406	25,394

Total Equity	30,421	30,281

Total Liabilities and Equity	$72,505	$72,688

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Millions)

	Six Months Ended
	February 28,	February 29,
	2017	2016
Cash Flows from Operating Activities:
Net earnings	$2,129	$2,049
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	831	824
Change in fair value of warrants and related amortization	—	586
Deferred income taxes	(226)	(171)
Stock compensation expense	52	60
Equity earnings from equity method investments	(87)	(20)
Other	184	196
Changes in operating assets and liabilities:
Accounts receivable, net	189	(152)
Inventories	(507)	(553)
Other current assets	17	33
Trade accounts payable	789	160
Accrued expenses and other liabilities	(309)	(79)
Income taxes	154	92
Other non-current assets and liabilities	166	60

Net cash provided by operating activities	3,382	3,085

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(639)	(657)
Proceeds from sale leaseback transactions	436	60
Proceeds from sale of businesses	—	43
Proceeds from sale of other assets	22	85
Business and intangible asset acquisitions, net of cash received	(52)	(86)
Other	36	3

Net cash used for investing activities	(197)	(552)

Cash Flows from Financing Activities:
Proceeds and payments of short-term borrowings, net	76	61
Payments of long-term debt	(9)	(81)
Stock purchases	(457)	(1,152)
Proceeds related to employee stock plans	116	129
Cash dividends paid	(817)	(787)
Other	(31)	(29)

Net cash used for financing activities	(1,122)	(1,859)

Effect of exchange rate changes on cash and cash equivalents	(48)	(88)

Changes in Cash and Cash Equivalents:
Net increase in cash and cash equivalents	2,015	586
Cash and cash equivalents at beginning of period	9,807	3,000

Cash and cash equivalents at end of period	$11,822	$3,586

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(In Millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant Currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. In the second quarter of fiscal 2017, sales on a reported currency basis, adjusted for the leap year in 2016, decreased 1.1 percent compared with the same quarter a year ago.

Comparable Sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the second quarter of fiscal 2017 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 13.7 percent, comparable pharmacy sales on a reported currency basis decreased 15.4 percent and comparable retail sales on a reported currency basis decreased 12.8 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 6.5 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,060	$930	$2,114	$2,040

Adjustments to Operating Income:
Cost transformation[1]	340	28	421	118
Acquisition-related amortization[1]	82	101	164	182
LIFO provision[1]	49	68	107	114
Adjustments to equity earnings in AmerisourceBergen[1]	37	—	78	—
Acquisition-related costs[1]	29	33	46	67
Asset impairment[1]	—	30	—	30

Total Adjustments to Operating Income	537	260	816	511

Adjustments to Other income (expense):
Decrease in fair market value of AmerisourceBergen warrants[1]	—	529	—	586
Net investment hedging (gain)/loss[1]	15	(33)	14	(33)

Total Adjustments to Other income (expense)	15	496	14	553

Adjustments to Interest expense, net:
Prefunded interest expenses[1]	48	—	89	—

Total Adjustments to Interest expense, net	48	—	89	—

Adjustments to Income tax provision:
United Kingdom tax rate change[2]	—	—	(77)	(178)
Tax impact of adjustments[3]	(184)	(263)	(279)	(371)

Total Adjustments to Income tax provision	(184)	(263)	(356)	(549)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,476	$1,423	$2,677	$2,555

Diluted net earnings per common share (GAAP)	$0.98	$0.85	$1.94	$1.87
Adjustments to Operating Income	0.50	0.24	0.76	0.47
Adjustments to Other income (expense)	0.01	0.46	0.01	0.50
Adjustments to Interest expense, net	0.04	—	0.08	—
Adjustments to Income tax provision	(0.17)	(0.24)	(0.33)	(0.50)

Adjusted diluted net earnings per common share (Non-GAAP measure)	1.36	$1.31	$2.46	$2.34

Weighted average common shares outstanding, diluted	1,085.5	1,088.4	1,086.9	1,093.5

[1]	Presented on a pre-tax basis. The comparable prior periods have been recast in the fourth quarter fiscal 2016 accordingly to reflect the tax impact of adjustments as a single adjustment. There has been no change in Net earnings attributable to Walgreens Boots Alliance, Inc., Diluted net earnings per share, Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. or Adjusted diluted net earnings per share from those previously reported.
[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

OPERATING INCOME BY DIVISION

	Three Months Ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1,2]	Eliminations	Walgreens Boots Alliance, Inc.[2]
Operating Income (GAAP)	$1,120	$198	$165	$(4)	$1,479
Cost transformation	316	19	5	—	340
Acquisition-related amortization	38	25	19	—	82
LIFO provision	49	—	—	—	49
Adjustments to equity earnings in AmerisourceBergen	—	—	37	—	37
Acquisition-related costs	29	—	—	—	29

Adjusted Operating Income (Non-GAAP measure)	$1,552	$242	$226	$(4)	$2,016

Sales	$21,814	$3,101	$5,030	$(499)	$29,446
Operating Margin (GAAP)[2]	5.1%	6.4%	2.4%		4.9%
Adjusted Operating Margin (Non-GAAP measure)[2]	7.1%	7.8%	2.9%		6.6%
	Three Months Ended February 29, 2016
	Retail Pharmacy USA	Retail Pharmacy International[3]	Pharmaceutical Wholesale	Eliminations[3]	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,429	$299	$134	$(2)	$1,860
Cost transformation	25	3	—	—	28
Acquisition-related amortization	47	33	21	—	101
LIFO provision	68	—	—	—	68
Acquisition-related costs	33	—	—	—	33
Asset impairment	30	—	—	—	30

Adjusted Operating Income (Non-GAAP measure)	$1,632	$335	$155	$(2)	$2,120

Sales	$21,500	$3,628	$5,627	$(571)	$30,184
Operating Margin (GAAP)	6.6%	8.2%	2.4%		6.2%
Adjusted Operating Margin (Non-GAAP measure)	7.6%	9.2%	2.8%		7.0%
	Six Months Ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1,2]	Eliminations	Walgreens Boots Alliance, Inc.[2]
Operating Income (GAAP)	$2,225	$380	$325	$(4)	$2,926
Cost transformation	388	25	8	—	421
Acquisition-related amortization	75	50	39	—	164
LIFO provision	107	—	—	—	107
Adjustments to equity earnings in AmerisourceBergen	—	—	78	—	78
Acquisition related costs	46	—	—	—	46

Adjusted Operating Income (Non-GAAP measure)	$2,841	$455	$450	$(4)	$3,742

Sales	$42,473	$6,063	$10,447	$(1,036)	$57,947
Operating Margin (GAAP)[2]	5.2%	6.3%	2.5%		4.9%
Adjusted Operating Margin (Non-GAAP measure)[3]	6.7%	7.5%	3.0%		6.2%

	Six Months Ended February 29, 2016
	Retail Pharmacy USA	Retail Pharmacy International[3]	Pharmaceutical Wholesale	Eliminations[3]	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$2,457	$601	$277	$(7)	$3,328
Cost transformation	110	8	—	—	118
Acquisition-related amortization	97	41	44	—	182
LIFO provision	114	—	—	—	114
Acquisition-related costs	67	—	—	—	67
Asset impairment	30	—	—	—	30

Adjusted Operating Income (Non-GAAP measure)	$2,875	$650	$321	$(7)	$3,839

Sales	$41,870	$7,087	$11,423	$(1,163)	$59,217
Operating Margin (GAAP)	5.9%	8.5%	2.4%		5.6%
Adjusted Operating Margin (Non-GAAP measure)	6.9%	9.2%	2.8%		6.5%

[1]	Operating Income for Pharmaceutical Wholesale includes Equity earnings in AmerisourceBergen. As a result of the two month reporting lag, Operating Income for the three and six month periods ended February 28, 2017 includes AmerisourceBergen equity earnings for the periods of October 1, 2016 through December 31, 2016 and July 1, 2016 through December 31, 2016, respectively.
[2]	Operating Margins and Adjusted Operating Margins have been calculated excluding Equity earnings in AmerisourceBergen.
[3]	To improve comparability, certain classification changes were made to prior period Sales, Cost of sales and Selling, general and administrative expenses. These changes had no impact on Operating Income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three Months Ended	Six Months Ended
	February 28, 2017	February 28, 2017
Equity earnings in AmerisourceBergen (GAAP)	$42	$59
Change in fair market value of AmerisourceBergen warrants	—	30
Acquisition-related amortization	32	55
LIFO provision	5	(7)

Adjusted Equity earnings in AmerisourceBergen (Non-GAAP measure)	$79	$137

GROSS PROFIT BY DIVISION

	Three Months Ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,876	$1,204	$485	$(4)	$7,561
LIFO provision	49	—	—	—	49

Adjusted Gross Profit (Non-GAAP measure)	$5,925	$1,204	$485	$(4)	$7,610

Sales	$21,814	$3,101	$5,030	$(499)	$29,446
Gross Margin (GAAP)	26.9%	38.8%	9.6%		25.7%
Adjusted Gross Margin (Non-GAAP measure)	27.2%	38.8%	9.6%		25.8%

	Three Months Ended February 29, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Gross Profit (GAAP)	$5,895	$1,439	$535	$(2)	$7,867
LIFO provision	68	—	—	—	68

Adjusted Gross Profit (Non-GAAP measure)	$5,963	$1,439	$535	$(2)	$7,935

Sales	$21,500	$3,628	$5,627	$(571)	$30,184
Gross Margin (GAAP)	27.4%	39.7%	9.5%		26.1%
Adjusted Gross Margin (Non-GAAP measure)	27.7%	39.7%	9.5%		26.3%
	Six Months Ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$11,315	$2,379	$987	$(4)	$14,677
LIFO provision	107	—	—	—	107

Adjusted Gross Profit (Non-GAAP measure)	$11,422	$2,379	$987	$(4)	$14,784

Sales	$42,473	$6,063	$10,447	$(1,036)	$57,947
Gross Margin (GAAP)	26.6%	39.2%	9.4%		25.3%
Adjusted Gross Margin (Non-GAAP measure)	26.9%	39.2%	9.4%		25.5%
	Six Months Ended February 29, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Gross Profit (GAAP)	$11,340	$2,861	$1,092	$(7)	$15,286
LIFO provision	114	—	—	—	114

Adjusted gross profit (Non-GAAP measure)	$11,454	$2,861	$1,092	$(7)	$15,400

Sales	$41,870	$7,087	$11,423	$(1,163)	$59,217
Gross Margin (GAAP)	27.1%	40.4%	9.6%		25.8%
Adjusted gross margin (Non-GAAP measure)	27.4%	40.4%	9.6%		26.0%

[1]	To improve comparability, certain classification changes were made to prior period Sales, Cost of sales and Selling, general and administrative expenses. These changes had no impact on Operating Income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three Months Ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,756	$1,006	$362	$—	$6,124
Cost transformation	(316)	(19)	(5)	—	(340)
Acquisition-related amortization	(38)	(25)	(19)	—	(82)
Acquisition-related costs	(29)	—	—	—	(29)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,373	$962	$338	$—	$5,673

Sales	$21,814	$3,101	$5,030	$(499)	$29,446
Selling, general and administrative expenses percent to sales (GAAP)	21.8%	32.4%	7.2%		20.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.0%	31.0%	6.7%		19.3%
	Three Months Ended February 29, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Selling, general and administrative expenses (GAAP)	$4,466	$1,140	$401	$—	$6,007
Cost transformation	(25)	(3)	—	—	(28)
Acquisition-related amortization	(47)	(33)	(21)	—	(101)
Acquisition-related costs	(33)	—	—	—	(33)
Asset impairment	(30)	—	—	—	(30)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$4,331	$1,104	$380	$—	$5,815

Sales	$21,500	$3,628	$5,627	$(571)	$30,184
Selling, general and administrative expenses percent to Sales (GAAP)	20.8%	31.4%	7.1%		19.9%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	20.1%	30.4%	6.8%		19.3%
	Six Months Ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$9,090	$1,999	$721	$—	$11,810
Cost transformation	(388)	(25)	(8)	—	(421)
Acquisition-related amortization	(75)	(50)	(39)	—	(164)
Acquisition-related costs	(46)	—	—	—	(46)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$8,581	$1,924	$674	$—	$11,179

Sales	$42,473	$6,063	$10,447	$(1,036)	$57,947
Selling, general and administrative expenses percent to sales (GAAP)	21.4%	33.0%	6.9%		20.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.2%	31.7%	6.5%		19.3%

	Six Months Ended February 29, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Selling, general and administrative expenses (GAAP)	$8,883	$2,260	$815	$—	$11,958
Cost transformation	(110)	(8)	—	—	(118)
Acquisition-related amortization	(97)	(41)	(44)	—	(182)
Acquisition-related costs	(67)	—	—	—	(67)
Asset impairment	(30)	—	—	—	(30)

Adjusted Selling, general and administrative expenses (Non-GAAP measure)	$8,579	$2,211	$771	$—	$11,561

Sales	$41,870	$7,087	$11,423	$(1,163)	$59,217
Selling, general and administrative expenses percent to Sales (GAAP)	21.2%	31.9%	7.1%		20.2%
Adjusted Selling, general and administrative expenses percent to Sales (Non-GAAP measure)	20.5%	31.2%	6.7%		19.5%

[1]	To improve comparability, certain classification changes were made to prior period Sales, Cost of sales and Selling, general and administrative expenses. These changes had no impact on Operating Income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

FREE CASH FLOW

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016
Net cash provided by operating activities (GAAP)	$2,857	$2,353	$3,382	$3,085
Less: Additions to property, plant and equipment	(261)	(317)	(639)	(657)

Free cash flow (Non-GAAP measure)[1]	$2,596	$2,036	$2,743	$2,428

[1]	Free cash flow is defined as Net cash provided by operating activities in a period less additions to Property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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